EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
ABM Industries Incorporated:
We consent to the incorporation by reference in the registration statement on Form S-8 of ABM Industries Incorporated related to the registration of 1,000,000 shares of common stock, par value $0.01 per share, to be issued pursuant to the ABM Industries Incorporated 2004 Employee Stock Purchase Plan, of our report dated December 22, 2009, with respect to the consolidated balance sheets of ABM Industries Incorporated and subsidiaries as of October 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended October 31, 2009, and the related financial statement Schedule II, and the effectiveness of internal control over financial reporting as of October 31, 2009, which report appears in the October 31, 2009 annual report on Form 10-K of ABM Industries Incorporated.
/s/ KPMG LLP
New York, New York
June 11, 2010